Exhibit 99.1

STANDARD DIVERSIFIED OPPORTUNITIES INC.

Receives Regulatory Approval to Acquire

Maidstone Insurance Company

WILMINGTON, DE, December 20, 2017 – Standard Diversified Opportunities Inc. (OTCQB: SDOIA) (“Standard Diversified” or the “Company”) announced today that it has received formal approval from the New York State Department of Financial Services to complete the previously announced acquisition of the parent entity of Maidstone Insurance Company. Standard Diversified expects to close the transaction in January 2018.

Background

In November 2016, Standard Diversified entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Interboro LLC to acquire all of the outstanding capital stock of Interboro Holdings (“Holdings”) for a cash purchase price of $2.5 million, subject to adjustment as provided in the Stock Purchase Agreement. Through its wholly-owned subsidiary, Maidstone Insurance Company, Holdings offers personal automobile insurance, primarily in the State of New York. Maidstone is licensed to write personal property and/or automobile insurance in 24 states.

About Standard Diversified Opportunities Inc.

Standard Diversified Opportunities Inc. is a holding company that owns and operates subsidiaries in a variety of industries, including other tobacco products, outdoor advertising and insurance.

Contact Information:

Adam Prior

The Equity Group Inc.

Phone: (212) 836-9606

aprior@equityny.com